Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

For Information Contact:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY APPOINTS RICHARD S. GRANT TO ITS BOARD OF DIRECTORS

WALLINGFORD, CT, December 14, 2006 — Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions to the emerging decentralized energy marketplace that give users greater control over their energy cost, quality and reliability, today announced the appointment of Richard S. Grant to its Board of Directors.

Mr. Grant is the former chief executive of BOC Process Gas Solutions, which supplies gases and associated equipment and services to manufacturing, healthcare, advanced technology and research industries. Last September, BOC became a part of The Linde Group, a worldwide industrial gas and engineering company with more than 53,000 employees working in about 70 countries on all continents.

Through 2002, Mr. Grant held various executive and managerial positions at The BOC Group, including serving as a board member and regional director of the company’s South Pacific and South Asia operations. Mr. Grant currently serves on the boards of directors of BlueLinx Holdings and Compass Minerals International.

“We welcome Dick Grant and look forward to the operational and global perspectives he will bring to the board of directors in the years ahead,” said Robert W. Shaw, Jr., Distributed Energy’s chairman. “We especially expect to benefit from his experience in the industrial, research and development markets for a wide range of gases, related equipment and services.”

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (http://www.protonenergy.com) and Northern Power (http://www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended September 30, 2006, and other filings Distributed Energy may make from time to time with the SEC.